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                                                 Carolina Power & Light Company
                                          (ORGANIZED UNDER THE LAWS OF NORTH CAROLINA)


                                                   INTERIM FINANCIAL STATEMENTS
                                               (NOT AUDITED BY INDEPENDENT AUDITORS)

                                                          MARCH 31, 1994

   STATEMENTS  OF  INCOME
   (In thousands                                                      Three Months Ended       Twelve Months Ended
   except per share amounts)                                                March 31                March 31
                                                                        1994       1993        1994         1993
                                                                        ----       ----        ----         ----


   Operating Revenues...............................................$ 744,461   $707,485   $2,932,358   $2,816,036
                                                                      --------   --------   ----------   ----------


   Operating Expenses
     Operation - fuel for generation................................  129,912    126,619      527,659      545,111
                 deferred fuel cost (credit), net...................   (2,251)    (1,257)      26,370      (61,887)
                 purchased power....................................  111,541     77,702      401,931      342,781
                 other..............................................  130,804    115,588      513,549      443,703
     Maintenance....................................................   46,959     63,534      218,874      273,785
     Depreciation and amortization..................................  105,057    103,281      415,422      401,663
     Taxes other than on income.....................................   35,436     33,902      144,404      132,349
     Income tax expense.............................................   57,498     51,786      195,029      199,993
     Harris Plant deferred costs, net...............................    6,478      6,207       27,846        4,755
                                                                      --------   --------   ----------   ----------
           Total Operating Expenses.................................  621,434    577,362    2,471,084    2,282,253
                                                                      --------   --------   ----------   ----------
   Operating Income.................................................  123,027    130,123      461,274      533,783
                                                                      --------   --------   ----------   ----------
   Other Income (Expense)
     Allowance for equity funds used during construction............    2,263      1,665        9,597        8,186
     Income tax credit (expense) (Note 2)...........................    3,583       (902)       4,093       (5,068)
     Harris Plant carrying costs....................................    2,563      2,596       27,111       11,361
     Harris Plant disallowance - Power Agency.......................        -          -      (20,645)           -
     Interest income (Note 2).......................................    1,294      7,736       29,753       26,112
     Other income, net (Note 2).....................................    6,490     11,557       37,399       38,548
                                                                      --------   --------   ----------   ----------
           Total Other Income.......................................   16,193     22,652       87,308       79,139
                                                                      --------   --------   ----------   ----------
   Income Before Interest Charges...................................  139,220    152,775      548,582      612,922
                                                                      --------   --------   ----------   ----------
   Interest Charges
     Long-term debt.................................................   47,376     54,222      198,336      219,720
     Other interest charges.........................................    4,251      5,649       15,022       17,808
     Allowance for borrowed funds used
       during construction..........................................   (1,231)    (1,094)      (6,098)      (3,999)
                                                                      --------   --------   ----------   ----------
            Net Interest Charges....................................   50,396     58,777      207,260      233,529
                                                                      --------   --------   ----------   ----------
   Net Income.......................................................   88,824     93,998      341,322      379,393
   Preferred Stock Dividend Requirements............................   (2,402)    (2,402)      (9,609)     (11,679)
   Tax Benefit of ESOP Dividends....................................        -          -            -       10,656
                                                                      --------   --------   ----------   ----------
   Earnings for Common Stock........................................$  86,422   $ 91,596   $  331,713   $  378,370
                                                                      ========   ========   ==========   ==========
   Average Common Shares Outstanding (Note 2).......................  150,820    160,737      158,291      160,737
   Earnings per Common Share (Note 2)...............................$    0.57   $   0.57   $     2.10   $     2.35
   Dividends Declared per Common Share..............................$   0.425   $  0.410   $    1.670   $    1.610

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   See Supplemental Data and Notes to Financial Statements.
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